Exhibit 99

Scripps Networks Interactive reports third quarter 2015 financial results

•	Revenues of $776.1 million, up 20.4 percent
•	Segment profit of $312.3 million, up 15.7 percent
•	Net income attributable to SNI of $0.96 per diluted share, up 3.2 percent
•	Net income attributable to SNI of $1.06, up 14.0 percent, on an adjusted non-GAAP basis

For immediate release

Nov. 9, 2015

KNOXVILLE, Tenn. — Scripps Networks Interactive, Inc. (NYSE: SNI) today reported third-quarter 2015 operating results.

"This has been a transformative quarter for Scripps Networks Interactive. Our international business has been bolstered by the successful acquisition of Poland's leading multi-platform media company, TVN. Our networks continue to thrive in the United States, and their success is reflected in strong growth in both advertising and affiliate revenues. With a strategy that enables us to create deeper connections with consumers across the world, we are focused on delivering long-term growth and enhanced shareholder value," said Kenneth W. Lowe, Chairman, President and Chief Executive Officer

During the quarter, the company successfully completed its acquisition of 100 percent of TVN. TVN is a world-class operation with stellar management that has a proven record of connecting consumers with compelling content in multiple ways. Scripps Networks Interactive is actively integrating TVN’s operations and realizing the benefits of its financial results, which drove a nearly 400 percent increase in International Networks’ segment revenue and resulted in the first profitable quarter for Scripps’ international operations.

Consolidated revenues for the quarter were $776.1 million, an increase of 20.4 percent, or

$131.7 million, from the prior-year period. Results for the three-month period ended Sept. 30, 2015, included advertising revenue of $527.9 million, an increase of 22.2 percent, or $95.8 million; and affiliate fee revenue of $224.9 million, an increase of 13.5 percent, or $26.7 million, compared with the prior-year period.

Total segment profit was $312.3 million, an increase of 15.7 percent, or $42.3 million, compared with the prior-year period. This improvement reflects revenues from TVN and growth in both advertising and affiliate fees from the core business, partially offset by increased international operating costs as a result of TVN, and additional programming costs. Also included in operating expenses in the third quarter of 2015 were $8.4 million of transaction and integration expenses related to the TVN acquisition, and $2.8 million of costs related to the previously announced restructuring program. Excluding the impact of the integration and acquisition expenses as well as restructuring charges, segment profit would have been $323.5 million, an increase of 19.8 percent.

Third-quarter net income attributable to Scripps Networks Interactive was $124.6 million, or

$0.96 per diluted share, compared with $131.3 million, or $0.93 per diluted share, in the prior year. Earnings in the third quarter of 2015 were negatively impacted by:

•	$5.3 million after tax, or $0.04 per share, of foreign currency effects on TVN funds;
•	$5.2 million after tax, or $0.04 per share, of TVN transaction and integration expenses; and
•	$2.0 million after tax, or $0.02 per share, of restructuring charges.

Excluding the impact of these items, net income attributable to Scripps Networks Interactive would have been $137.6 million, or $1.06 per share.

Segment results

	Three months ended			Nine months ended
	September 30,			September 30,
(in thousands)	2015	2014	Change	2015	2014	Change
Segment operating revenues:
U.S. Networks	$660,862	$622,512	6.2%	$2,014,866	$1,938,838	3.9%
International Networks	118,719	23,768	399.5%	164,872	62,896	162.1%
Corporate and other	(3,459)	(1,857)	(86.3)%	(13,264)	(5,430)	(144.3)%
Total segment operating revenues	$776,122	$644,423	20.4%	$2,166,474	$1,996,304	8.5%
Segment profit (loss):
U.S. Networks	$330,282	$294,309	12.2%	$1,028,118	$962,795	6.8%
International Networks	10,896	(5,933)	283.7%	(5,478)	(33,827)	83.8%
Corporate and other	(28,851)	(18,413)	(56.7)%	(94,880)	(68,986)	(37.5)%
Total segment profit	$312,327	$269,963	15.7%	$927,760	$859,982	7.9%

U.S. Networks revenues for the third quarter of 2015 were $660.9 million, an increase of

6.2 percent, or $38.4 million, driven by both advertising revenue and affiliate fee growth. Total advertising revenue was $447.8 million, an increase of 5.2 percent, or $22.0 million, reflecting a strengthening in the advertising market. Affiliate fee revenue was $199.2 million, an increase of 6.3 percent, or $11.8 million, primarily driven by annual contractual rate increases, expanded distribution for DIY Network and Cooking Channel with our traditional partners and additional distribution from new OTT entrants.

U.S. Networks segment profit was $330.3 million, an increase of 12.2 percent, or $36.0 million. This reflects revenue growth, partially offset by a slight increase in operating expenses, including

$0.9 million of restructuring charges. Excluding these restructuring related costs, segment profit was $331.2 million, an increase of 12.5 percent.

International Networks revenues for the third quarter of 2015 were $118.7 million compared with $23.8 million in the prior-year third quarter, primarily due to the consolidation of TVN operations.

Driven by the consolidation of TVN, International Networks segment profit was $10.9 million,  compared with a loss of $5.9 million in the third quarter of 2014.

Corporate and Other included a segment loss of $28.9 million in the third quarter of 2015 compared with a segment loss of $18.4 million in the prior year third quarter. The results include

$7.8 million of TVN transaction and integration expenses and $1.9 million of restructuring charges. Excluding these amounts, the segment loss would have been $19.2 million, a slight increase from prior year, reflecting the benefits of the restructuring initiated in the fourth quarter of 2014.

2015 Updated Full-year Guidance

The company now expects full-year revenue to increase approximately 13 percent. Due to the impact of purchase accounting, depreciation and amortization is now expected to be approximately $145 million. Finally, as a result of our 100 percent ownership of TVN, we now expect interest expense to be approximately $110 million.

Conference call

The senior management team of Scripps Networks Interactive will discuss the company’s third quarter results during a telephone conference call at 10 a.m. ET today. Scripps Networks Interactive will offer a live webcast of the conference call. To access the webcast, visit www.scrippsnetworksinteractive.com and follow the Investors link at the top of the page. The webcast link can be found next to the microphone icon on the investor relations landing page.

To access the conference call by telephone, dial (800) 230-1059 (U.S.) or (612) 234-9959 (international) approximately ten minutes before the start of the call. Callers will need the name of the call, "SNI Third Quarter Earnings Report," to be granted access. Callers also will be asked to provide their name and company affiliation. The media and general public are granted access to the conference call on a listen-only basis.

A replay line will be open from 12:15 p.m. ET on Nov. 9 until 11:59 p.m. ET on Nov. 23. The domestic number to access the replay is (800) 475-6701, and the international number is    (320) 365-3844. The access code for both numbers is 370757.

A replay of the conference call will also be available online. To access the audio replay, visit www.scrippsnetworksinteractive.com approximately four hours after the call, choose the Investors page, then follow the Audio Archives link at the top of the Investor Relations page.

Forward-looking statements

This press release contains certain forward-looking statements related to the company’s businesses that are based on management’s current expectations. Forward-looking statements are subject to certain risks, trends and uncertainties, including changes in advertising demand and other economic conditions that could cause actual results to differ materially from the expectations expressed in forward-looking statements. All forward-looking statements should be evaluated with the understanding of their inherent uncertainty. The company’s written policy on forward-looking statements can be found on page F-4 of its 2014 Form 10-K filed with the Securities and Exchange Commission. The company undertakes no obligation to publicly update any forward-looking statements to reflect events or circumstances after the date the statement is made.

About Scripps Networks Interactive
Scripps Networks Interactive (NYSE: SNI) is one of the leading developers of engaging lifestyle content in the home, food and travel categories for television, the Internet and emerging platforms. The company's lifestyle media portfolio comprises popular television and Internet brands HGTV, DIY Network, Food Network, Cooking Channel, Travel Channel and Great American Country, which collectively engage more than 190 million U.S. consumers each month. International operations include TVN, Poland’s premier multi-platform media company; UKTV, an independent commercial joint venture with BBC Worldwide; Asian Food Channel, the first pan-regional TV food network in Asia; and lifestyle channel Fine Living. The company’s global networks and websites reach millions of consumers across North and South America, Asia, Europe, the Middle East and Africa. Scripps Networks Interactive is headquartered in Knoxville, Tenn. For more information, please visit http://www.scrippsnetworksinteractive.com.

# # #

Contact:  Scripps Networks Interactive, Inc.

Investors:  Mike Gallentine, 865-560-4473, mgallentine@scrippsnetworks.com

Media:  Dylan Jones, 865-560-5068, DJones@scrippsnetworks.com, or

Lee Hall, 865-560-3853, LHall@scrippsnetworks.com

SCRIPPS NETWORKS INTERACTIVE, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)	Three months ended			Nine months ended
	September 30,			September 30,
(in thousands, except per share data)	2015	2014	Change	2015	2014	Change
Operating revenues:
Advertising	$527,855	$432,149	22.1%	$1,466,014	$1,362,878	7.6%
Network affiliate fees, net	224,941	198,236	13.5%	649,166	597,158	8.7%
Other	23,326	14,038	66.2%	51,294	36,268	41.4%
Total operating revenues	776,122	644,423	20.4%	2,166,474	1,996,304	8.5%
Operating expenses:
Cost of services, excluding depreciation and amortization of intangible assets	270,150	207,099	30.4%	664,384	578,418	14.9%
Selling, general and administrative	193,645	167,361	15.7%	574,330	557,904	2.9%
Depreciation and amortization of intangible assets	41,291	31,617	30.6%	96,319	97,084	(0.8)%
Loss (gain) on disposal of property and equipment	40	(448)	108.9%	2,600	1,047	148.3%
Total operating expenses	505,126	405,629	24.5%	1,337,633	1,234,453	8.4%
Operating income	270,996	238,794	13.5%	828,841	761,851	8.8%
Interest expense, net	(50,439)	(12,235)	(312.3)%	(80,182)	(36,898)	117.3%
Equity in earnings of affiliates	23,392	17,586	33.0%	69,627	67,110	3.8%
Gain (loss) on derivatives	4,037	2,041	97.8%	47,168	(2,436)	NM
Miscellaneous, net	(9,543)	25	NM	(23,198)	4,307	NM
Income from operations before income taxes	238,443	246,211	(3.2)%	842,256	793,934	6.1%
Provision for income taxes	75,110	75,910	(1.1)%	266,685	245,175	8.8%
Net income	163,333	170,301	(4.1)%	575,571	548,759	4.9%
Net income attributable to non-controlling interests	(38,774)	(38,962)	0.5%	(133,451)	(135,330)	(1.4)%
Net income attributable to SNI	$124,559	$131,339	(5.2)%	$442,120	$413,429	6.9%
Net income attributable to SNI common shareholders per basic share of common stock	$0.96	$0.93		$3.41	$2.90
Net income attributable to SNI common shareholders per diluted share of common stock	$0.96	$0.93		$3.39	$2.88
Weighted average basic shares outstanding	129,177	140,738		129,817	142,786
Weighted average diluted shares outstanding	129,704	141,628		130,434	143,703

( in thousands, except share and par value amounts)	As of

	September 30,	December 31,
	2015	2014
ASSETS
Current assets:
Cash and cash equivalents	$247,352	$878,164
Accounts receivable, net of allowances: 2015 -$10,175; 2014 -$7,889	773,173	629,775
Programs and program licenses	575,305	477,575
Deferred income taxes	33,556	41,831
Other current assets	55,092	110,816
Total current assets	1,684,478	2,138,161
Investments	855,503	463,344
Property and equipment, net of accumulated depreciation:
2015 - $300,602; 2014 - $278,552	292,448	226,246
Goodwill	1,797,754	573,119
Other intangible assets, net	1,303,934	595,881
Programs and program licenses (less current portion)	532,193	469,083
Deferred income taxes	46,156	37,265
Other non-current assets	219,189	164,533
Total Assets	$6,731,655	$4,667,632

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$56,113	$21,499
Current portion of debt	16,864	884,994
Program rights payable	54,385	36,138
Customer deposits and unearned revenue	92,096	47,929
Employee compensation and benefits	98,764	73,185
Accrued marketing and advertising costs	6,200	3,765
Other liabilities	184,159	90,444
Total current liabilities	508,581	1,157,954
Debt (less current portion)	4,133,060	1,494,411
Other liabilities (less current portion)	231,995	234,429
Total liabilities	4,873,636	2,886,794
Redeemable non-controlling interests	93,178	96,251
Equity:
SNI shareholders' equity:
Preferred stock, $0.01 par - authorized: 25,000,000 shares; none outstanding
Common stock, $0.01 par:
Class A - authorized: 240,000,000 shares; issued and outstanding: 2015 - 94,615,525 shares; 2014 - 97,789,910 shares	946	978
Voting - authorized: 60,000,000 shares; issued and outstanding: 2015 - 33,950,481 shares; 2014 - 34,317,171 shares	340	343
Total	1,286	1,321
Additional paid-in capital	1,354,294	1,359,023
Retained earnings	187,104	79,994
Accumulated other comprehensive loss	(62,732)	(57,891)
Total SNI shareholders' equity	1,479,952	1,382,447
Non-controlling interest	284,889	302,140
Total equity	1,764,841	1,684,587
Total Liabilities and Equity	$6,731,655	$4,667,632

( in thousands )	Nine months ended
	September 30,
	2015	2014

Cash Flows from Operating Activities:
Net income	$575,571	$548,759
Depreciation and amortization of intangible assets	96,319	97,084
Program amortization	526,825	463,802
Equity in earnings of affiliates	(69,627)	(67,110)
(Gain) loss on derivatives	(47,168)	2,436
Program payments	(588,052)	(561,249)
Dividends received from equity investments	68,278	78,852
Deferred income taxes	(43,261)	(41,131)
Share-based compensation	29,443	29,659
Changes in certain working capital accounts:
Accounts receivable, net	(45,450)	29,268
Other assets	11,231	(4,523)
Accounts payable	5,154	(1,411)
Customer deposits and unearned revenue	39,743	(26,890)
Accrued / refundable income taxes	93,748	43,966
Other liabilities	(15,157)	(18,267)
Other, net	20,923	6,933
Cash provided by operating activities	658,520	580,178
Cash Flows from Investing Activities:
Additions to property and equipment	(32,091)	(41,784)
Collections on note receivable	3,498	3,776
Purchases of long-term investments	(32,584)	(17,042)
Purchase of subsidiary companies, net of cash acquired	(539,309)	-
Foreign currency call option premium	(16,000)	-
Settlement on derivatives	63,305	-
Other, net	(36,336)	(5,498)
Cash used in investing activities	(589,517)	(60,548)
Cash Flows from Financing Activities:
Proceeds from debt	3,050,764	120,000
Payments on debt	(1,944,525)	(120,000)
Deferred loan costs	(14,491)	-
Extinguishment of debt	(404,294)	-
Purchase of non-controlling interest	(853,853)	-
Dividends paid	(89,144)	(85,364)
Dividends paid to non-controlling interests	(154,948)	(194,856)
Repurchases of class A common shares	(288,502)	(800,062)
Proceeds from stock options	8,073	35,118
Other, net	(266)	(2,417)
Cash used in financing activities	(691,186)	(1,047,581)
Effect of exchange rate changes on cash and cash equivalents	(8,629)	(1,135)
Decrease in cash and cash equivalents	(630,812)	(529,086)
Cash and cash equivalents:
Beginning of year	878,164	686,371
End of period	$247,352	$157,285
Supplemental Cash Flow Disclosures:
Interest paid, excluding amounts capitalized	$68,311	$38,946
Income taxes paid	258,270	228,184

NON-GAAP FINANCIAL MEASURES

Our Chief Operating Decision Maker evaluates the operating performance of our businesses and makes decisions about the allocation of resources to the businesses using a measure we call segment profit. Segment profit excludes interest, income taxes, depreciation and amortization, divested operating units, investment results and certain other items that are included in net income determined in accordance with accounting principles generally accepted in the United States of America (“GAAP”).

Items excluded from segment profit generally result from decisions made in prior periods or from decisions made by corporate executives rather than the managers of the businesses. Depreciation and amortization charges are the result of decisions made in prior periods regarding the allocation of resources and are, therefore, excluded from the measure. Financing, tax structure and divestiture decisions are generally made by corporate executives. Excluding these items from the performance measure of our businesses enables us to evaluate operating performance based upon current economic conditions and decisions made by the managers of those businesses in the current period.

In the fourth quarter of 2014, we modified our management reporting structure related to the operating results from our uLive business. In conjunction with this change in our reporting structure, we now report the results of uLive within the U.S. Networks segment rather than within Corporate and Other.

As a result of the acquisition of N-Vision B.V. (“N-Vision”), the majority shareholder of TVN, the international operating segment that was previously not significant, has become significant. Therefore, the Company now has two reportable segments: U.S. Networks, previously referred to as Lifestyle Media, and International Networks. Accordingly, we made changes to the disclosures related to these reportable segments beginning in the third quarter of 2015.

For comparability purposes, prior period and prior year segment results have been recast to reflect the impact of these management reporting changes.

The International Networks segment includes the lifestyle oriented channels available in the United Kingdom, Europe, Middle East, Africa, Asia-Pacific and Latin America. Additionally, the International Networks segment includes TVN.

Corporate and Other includes the results of businesses not separately identified as reportable segments for external financial reporting purposes and will continue to be disclosed separately from the results of the U.S. Networks and International Networks segments. The Company does not allocate corporate employee-related overhead costs to its reportable segments, but rather classifies these expenses within Corporate and Other. However, certain corporate costs, including information technology, pension and other employee benefits and shared service functions, are allocated to our businesses. The allocations are generally amounts agreed upon by management, which may differ from amounts that would be incurred if such services were purchased separately by the businesses.

A reconciliation of segment profit to operating income determined in accordance with GAAP for each business segment is as follows:

	U.S. Networks		International Networks		Corporate and Other		Consolidated
	Three Months Ended September 30		Three Months Ended September 30		Three Months Ended September 30		Three Months Ended September 30
	2015	2014	2015	2014	2015	2014	2015	2014
Operating income	$306,738	$266,334	$(5,961)	$(8,973)	$(29,781)	$(18,567)	$270,996	$238,794
Depreciation and amortization of intangible assets	23,516	27,921	16,844	3,040	931	656	41,291	31,617
Loss (gain) on disposal of property and equipment	28	54	13	-	(1)	(502)	40	(448)
Segment profit	$330,282	$294,309	$10,896	$(5,933)	$(28,851)	$(18,413)	312,327	269,963
TVN transaction and integration expenses	48	-	553	-	7,783	-	8,384	-
Restructuring costs	856	-	-	-	1,932	-	2,788	-
Segment profit excluding acquisition and restructuring costs	$331,186	$294,309	$11,449	$(5,933)	$(19,136)	$(18,413)	$323,499	$269,963

We define free cash flow as cash provided by operating activities less dividends paid to non-controlling interests and acquisitions of property and equipment. We measure free cash flow as we believe it is an important indicator for management and investors as to our liquidity, including our ability to reduce debt, make strategic investments and return capital to shareholders. A reconciliation of free cash flow is as follows:

	Three months ended		Nine months ended
	September 30,		September 30,
(in thousands)	2015	2014	2015	2014

Segment profit	$312,327	$269,963	$927,760	$859,982
Income taxes paid	(144,349)	(78,069)	(258,270)	(228,184)
Interest paid	(27,179)	(15,942)	(68,311)	(38,946)
Working capital and other	131,148	88,369	57,341	(12,674)
Cash provided by operating activities	271,947	264,321	658,520	580,178
Dividends paid to non-controlling interests	(19,131)	(23,553)	(154,948)	(194,856)
Additions to property and equipment	(13,613)	(15,901)	(32,091)	(41,784)
Free cash flow	$239,203	$224,867	$471,481	$343,538

Since segment profit and free cash flow are non-GAAP measures, they should be considered in addition to, but not as a substitute for, operating income, net income, cash flow provided by operating activities and other measures of financial performance reported in accordance with GAAP.

The table below reconciles certain non-GAAP measures related to TVN transaction and integration expenses, TVN derivative contracts, foreign currency effects on TVN funds and restructuring costs with the most directly comparable GAAP financial measures: cost of services, excluding depreciation and amortization of intangible assets, selling general and administrative, net income attributable to SNI and diluted earnings per share.

(in thousands, except per share data)	Three Months ended September 30, 2015
	Cost of services, excluding depreciation and amortization of intangible assets	Selling, general and administrative	Total cost of services and selling, general and administrative expenses	Net income Attributable to SNI (A)	Diluted earnings per share
Reported GAAP measure	$270,150	$193,645	$463,795	$124,559	$0.96
TVN transaction and integration expenses	-	(8,384)	(8,384)	5,198	0.04
Net gain on TVN derivative contracts	-	-	-	562	-
Foreign currency effects due to TVN funds	-	-	-	5,284	0.04
Restructuring costs	(169)	(2,619)	(2,788)	2,022	0.02
Contract termination costs	-	-	-	-	-
Adjusted non-GAAP measure	$269,981	$182,642	$452,623	$137,625	$1.06

(A) Items tax effected at 38% statutory rate with the exception of foreign currency effects due to TVN funds which has an effective tax rate of 0%.

SUPPLEMENTAL FINANCIAL INFORMATION

U.S. Networks earns revenue primarily from the sale of advertising time on our national television networks and interactive platforms, affiliate fees paid by cable and television systems and telecommunication service providers and other distributors that carry our network programming and the licensing of our content to third parties and brands for consumer products, such as videos, books, kitchenware and tools.

Supplemental information for U.S. Networks is as follows:

	Three months ended			Nine months ended
	September 30,			September 30,
(in thousands)	2015	2014	Change	2015	2014	Change

Operating revenues by brand:
HGTV	$248,323	$233,532	6.3%	$757,408	$707,344	7.1%
Food Network	214,216	211,860	1.1%	659,583	668,826	(1.4)%
Travel Channel	73,252	73,513	(0.4)%	230,898	238,481	(3.2)%
DIY Network	41,138	36,927	11.4%	127,512	115,278	10.6%
Cooking Channel	33,487	28,479	17.6%	99,212	89,006	11.5%
Great American Country	7,524	7,669	(1.9)%	22,989	22,622	1.6%
Digital Businesses	36,308	26,378	37.6%	95,018	84,221	12.8%
Other	8,604	5,146	67.2%	25,975	16,425	58.1%
Intrasegment eliminations	(1,990)	(992)	(100.6)%	(3,729)	(3,365)	(10.8)%
Total segment operating revenues	$660,862	$622,512	6.2%	$2,014,866	$1,938,838	3.9%
Operating revenues by type:
Advertising	$447,788	$425,849	5.2%	$1,373,218	$1,343,999	2.2%
Network affiliate fees, net	199,228	187,385	6.3%	600,499	565,059	6.3%
Other	13,846	9,278	49.2%	41,149	29,780	38.2%